Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements on Form S-3 (Nos. 333-205466, 333-213543, 333-218277 and 333-224334) and Form S-8 (Nos. 333-210734, 333-221248 and 333-227720) of Earthstone Energy, Inc. (the “Company”) of our reports dated March 12, 2019, relating to the consolidated financial statements of the Company and the effectiveness of internal control over financial reporting of the Company, appearing in this Annual Report on Form 10-K for the year ended December 31, 2018.

/s/ Moss Adams, LLP

Houston, Texas
March 12, 2019